Exhibit 99.1

NEWS RELEASE

Vanguard Natural Resources, LLC Signs Agreement to Acquire Properties in North Louisiana and East Texas

Houston – August 4, 2014 - (Business Wire) – Vanguard Natural Resources, LLC (NASDAQ: VNR) (“Vanguard” or “the Company”) today announced it has entered into a definitive agreement to acquire natural gas, oil and natural gas liquids (“NGLs”) assets in North Louisiana and East Texas for a purchase price of $278 million from Hunt Oil Company. The properties consist of approximately 23,000 net acres that are currently producing approximately 17.5 MMcfe per day with approximately 67% natural gas and 33% oil and NGLs. The effective date of the acquisition is June 1, 2014 and the Company anticipates closing this acquisition on or before October 1, 2014. The Company intends to fund this acquisition with borrowings under its existing reserve-based credit facility.
Scott W. Smith, President and Chief Executive Officer, commented, “This acquisition of mature, long life natural gas and oil properties is an excellent addition to our current portfolio of assets. Along with an established base of producing assets, this acquisition features an inventory of behind pipe and low risk vertical drilling projects that we will begin to develop in 2015. In addition, based on our initial evaluation work, we believe there is the potential for meaningful horizontal drilling opportunities across some of the operated assets. With this transaction, we have established another core area from which we can continue to build upon in the future.”
Highlights of the acquisition include:

•	Immediately accretive to distributable cash flow at closing;

•	Estimated reserve life of over 23 years based on internally estimated proved reserves of approximately 150 Bcfe;
Proved reserves are divided geographically and by commodity mix as follows:

	Proved Reserves
Field	Natural Gas (Bcf)	Oil (MMBl)	NGL (MMBl)	Total (Bcfe)	% Proved Developed
Cotton Valley (Non-Operated)	43.7	0.6	1.8	58.1	73%
East Haynesville (Operated)	55.7	4.2	0.0	80.7	40%
Other (Operated)	6.6	0.2	0.5	11.0	100%
Total	106.0	5.0	2.3	149.8	57%

Current net production of approximately 17.5 MMcfe/d is divided geographically and by commodity as follows:

	Current Net Production
Field	Natural Gas (MMcf/d)	Oil (MBbl/d)	NGL (MBbl/d)	Total (MMcfe/d)	% Natural Gas
Cotton Valley (Non-Operated)	7.1	0.1	0.3	9.5	75%
East Haynesville (Operated)	2.3	0.2	0.0	3.7	61%
Other (Operated)	2.3	0.1	0.3	4.3	54%
Total	11.7	0.4	0.6	17.5	67%

•	Working interest in more than 290 producing wells and 78 proved undeveloped vertical drilling locations;

•	Proved developed production average decline rate of approximately 10%;

•	LOE costs forecasted to average approximately $1.00 per Mcfe over the next 3 years and production taxes forecasted at 7.75% of revenue;

•	Forecasted natural gas realization of 115% of NYMEX Henry Hub, oil differential of $(2.50) per Bbl off of WTI and an average NGL realization of 55% of WTI; and

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Vanguard intends to opportunistically hedge the expected natural gas and oil production for 2015 through 2017; management will continue to evaluate hedging the natural gas liquids component and act prudently and swiftly should the NGL pricing market justify a hedged component.

The Company will review additional details regarding this acquisition on its Second Quarter 2014 Earnings Results Conference Call on Tuesday (August 5, 2014) at 11:00 a.m. Eastern Time (10:00 a.m. Central).

About Hunt Oil Company

Hunt Oil Company, a privately held exploration and production company, has successfully conducted petroleum operations for 80 years. Today, Hunt is one of the world's leading independent energy companies, with operations in North America, South America, Europe, Australia and the Middle East. Hunt Oil Company is an affiliate of Hunt Consolidated, Inc., which is a part of the Hunt family of companies directed by Ray L. Hunt; its major subsidiaries engage in oil and gas exploration and production, energy, real estate, investments, ranching and infrastructure.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Green River Basin in Wyoming, the Arkoma Basin in Arkansas and Oklahoma, the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, the Piceance Basin in Colorado, the Gulf Coast Basin in Texas and Mississippi, the Williston Basin in North Dakota and Montana, the Wind River Basin in Wyoming and the Powder River Basin in Wyoming. More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the "Risk Factors" section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Vanguard Natural Resources, LLC

INVESTOR RELATIONS CONTACT:
Vanguard Natural Resources, LLC
Lisa Godfrey, Director of Investor Relations
832-327-2234
investorrelations@vnrllc.com

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